DEED OF COVENANT

THIS DEED OF COVENANT is made on 15 September 2016 by PartnerRe Ireland Finance DAC (the Issuer) in favour of the account holders or participants specified below of Clearstream Banking S.A. (Clearstream, Luxembourg) and/or Euroclear Bank S.A./N.V. (Euroclear) (each a Clearing System).

WHEREAS:

(A)
The Issuer has entered into an Agency Agreement (the Agency Agreement, which expression includes the same as it may be amended, supplemented, novated or restated from time to time) dated 15 September 2016 between the Issuer, PartnerRe Ltd. as guarantor (the Guarantor), BNP Paribas Securities Services, Luxembourg Branch as fiscal agent (the Fiscal Agent) and the other agents named therein in relation to the issue of €750,000,000 1.25 per cent. Guaranteed Notes due 15 September 2026 (the Notes). The terms and conditions of the Notes (the Conditions) are set out in Schedule 2 to the Agency Agreement.

(B)
Payments of principal and interest in respect of the Notes are unconditionally and irrevocably guaranteed by the Guarantor as provided in a guarantee (the Guarantee) dated 15 September 2016 entered into by the Guarantor.

(C)
The Notes will be issued in bearer form and will initially be represented by, and comprised in, Global Notes (as defined in the Agency Agreement), in each case representing a certain number of underlying Notes (the Underlying Notes).

(D)
Each Global Note may, after issue, be deposited with a depositary for one or more Clearing Systems (each a Relevant Clearing System and together, the Relevant Clearing System). Upon any deposit of a Global Note the Underlying Notes represented by the Global Note will be credited to a securities account or securities accounts with the Relevant Clearing System. Any account holder with the Relevant Clearing System which has Underlying Notes credited to its securities account from time to time (other than any Relevant Clearing System which is an account holder of any other Relevant Clearing System) (each an Accountholder) will, subject to and in accordance with the terms and conditions and operating procedures or management regulations of the Relevant Clearing System, be entitled to transfer the Underlying Notes and (subject to and upon payment being made by the Issuer to the bearer in accordance with the terms of the Global Note) will be entitled to receive payments from the Relevant Clearing System calculated by reference to the Underlying Notes credited to its securities account.

(E)
In certain circumstances specified in each Global Note, the bearer of the Global Note will have no further rights under the Global Note (but without prejudice to the rights which any person may have pursuant to this Deed of Covenant). The time at which this occurs is referred to as the Relevant Time. In those circumstances, each Accountholder will, subject to and in accordance with the terms of this Deed and the Guarantee, acquire against the Issuer and the Guarantor all those rights which the Accountholder would have had if, prior to the Relevant Time, duly executed and authenticated definitive Notes had been issued in respect of its Underlying Notes and the definitive Notes were held and beneficially owned by the Accountholder.

NOW THIS DEED WITNESSES AS FOLLOWS:

1.
If at any time the bearer of the Global Note ceases to have rights under it in accordance with its terms, the Issuer covenants with each Accountholder that each Accountholder shall automatically acquire at the Relevant Time, without the need for any further action on behalf of any person, against the Issuer all those rights which the Accountholder would have had if at the Relevant Time it held and beneficially owned executed and authenticated definitive Notes in respect of each Underlying

Note represented by the Global Note which the Accountholder has credited to its securities account with the Relevant Clearing System at the Relevant Time.

The Issuer's obligation under this clause shall be a separate and independent obligation by reference to each Underlying Note which a Accountholder has credited to its securities account with the Relevant Clearing System and the Issuer agrees that a Accountholder may assign its rights under this Deed in whole or in part.

2.
The records of the Relevant Clearing System shall be conclusive evidence of the identity of the Accountholders and the number of Underlying Notes credited to the securities account of each Accountholder. For these purposes a statement issued by the Relevant Clearing System stating:

(a)	the name of the Accountholder to which the statement is issued; and

(b)
the aggregate principal amount of Underlying Notes credited to the securities account of the Accountholder as at the opening of business on the first day following the Relevant Time on which the Relevant Clearing System is open for business, shall, in the absence of manifest error, be conclusive evidence of the records of the Relevant Clearing System at the Relevant Time.

3.
In the event of a dispute, the determination of the Relevant Time by the Relevant Clearing System shall (in the absence of manifest error) be final and conclusive for all purposes in connection with the Accountholders with securities accounts with the Relevant Clearing System.

4.
The Issuer undertakes in favour of each Accountholder that, in relation to any payment to be made by it under this Deed, it will comply with the provisions of Condition 7 (Taxation) of the Notes to the extent that they apply to any payments in respect of Underlying Notes as if those provisions had been set out in full in this Deed.

5.
The Issuer will pay any stamp and other similar duties or taxes, including interest and penalties, payable (i) under the laws of the Republic of Ireland or Bermuda in connection with the execution of this Deed and (ii) on any action taken reasonably and in good faith by any Accountholder to enforce the provisions of this Deed.

6.
The Issuer represents, warrants and undertakes to and with each Accountholder that it has all corporate power, and has taken all necessary corporate or other steps, to enable it to execute, deliver and perform this Deed, and that this Deed constitutes legal, valid and binding obligations of the Issuer enforceable in accordance with its terms subject to the laws of bankruptcy, insolvency, examinership and other laws affecting the rights of creditors generally, and general equitable principles (whether court-base or otherwise).

7.
This Deed shall take effect as a deed poll for the benefit of the Accountholders from time to time. This Deed shall be deposited with and held by the Common Safekeeper for Euroclear and Clearstream, Luxembourg until all the obligations of the Issuer under this Deed have been discharged in full.

8.
The Issuer acknowledges the right of every Accountholder to the production of, and the right of every Accountholder to obtain (upon payment of a reasonable charge) a copy of, this Deed, and further acknowledges and covenants that the obligations binding upon it contained in this Deed are owed to, and shall be for the account of, each and every Accountholder, and that each Accountholder shall be entitled severally to enforce those obligations against the Issuer.

9.
If any provision in or obligation under this Deed is or becomes invalid, illegal or unenforceable in any respect under the law of any jurisdiction, that will not affect or impair (i) the validity, legality or enforceability under the law of that jurisdiction of any other provision in or obligation under this Deed, or (ii) the validity, legality or enforceability under the law of any other jurisdiction of that or any other provision in or obligation under this Deed.

10.

(a)	This Deed and any non-contractual obligations arising out of or in connection with it are governed by, and construed in accordance with, English law.

(b)
Subject to clause 10(d) below, the English courts have exclusive jurisdiction to settle any dispute arising out of or in connection with this Deed, including any dispute as to its existence, validity, interpretation, performance, breach or termination or the consequences of its nullity and any dispute relating to any non-contractual obligations arising out of or in connection with it (a Dispute) and each of the Issuer and any Accountholders in relation to any Dispute submits to the exclusive jurisdiction of the English courts.

(c)	For the purposes of this clause 10, the Issuer waives any objection to the English courts on the grounds that they are an inconvenient or inappropriate forum to settle any Dispute.

(d)
To the extent allowed by law, each Accountholder may, in respect of any Dispute or Disputes, take (i) proceedings in any other court with jurisdiction; and (ii) concurrent proceedings in any number of jurisdictions.

(e)
The Issuer irrevocably appoints Law Debenture Corporate Services Limited at Fifth Floor, 100 Wood Street, London EC2V 7EX as its agent under this Deed for service of process in any proceedings before the English courts in relation to any Dispute and agrees that, in the event of Law Debenture Corporate Services Limited being unable or unwilling for any reason so to act, it will immediately appoint another person as its agent for service of process in England in respect of any Dispute. The Issuer agrees that failure by a process agent to notify it of any process will not invalidate service. Nothing in this clause shall affect the right to serve process in any other manner permitted by law.

(f)
WITHOUT PREJUDICE TO CLAUSES 10(b), 10(c) AND 10(d), THE ISSUER WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION IN CONNECTION WITH THIS DEED. THIS DEED MAY BE FILED AS A WRITTEN CONSENT TO A BENCH TRIAL.

IN WITNESS whereof this Deed has been executed and delivered as a deed poll by the Issuer on the date which appears first on page 1.